EXHIBIT 99.2
June 25, 1997


Board of Directors
THE CHANDRIS GROUP
5, St. Helen's Place
London EC3A 6BJ
Attention: John Chandris, Chairman

Board of Directors
OVERSEAS SHIPHOLDING GROUP, INC.
1114 Avenue of the Americas
New York, NY 10036
Attention: Morton P. Hyman, President


Gentlemen:

We were extremely disappointed to read your letters today.
Despite our serious interest in a transaction, it appears that we are being excluded from the Celebrity sale process to the detriment of your stockholders.

In response to your letters, we are prepared to offer to purchase Celebrity Cruise Lines for $525 million, subject to board approval and successful completion of our due diligence. At your option, our purchase price will be paid either in cash or a combination of cash and Carnival Class A Common Stock (in the same proportion of cash and stock as your announced transaction with Royal Caribbean). We may increase our purchase price if we can identify additional value in Celebrity. If you provide us with access to certain information regarding Celebrity, we may be able to identify such additional value. We emphasize that this proposal, like our last, is not subject to financing.

We believe our new proposal is extremely attractive to your stockholders and is clearly superior to your announced transaction with Royal Caribbean. We again urge you not to enter into any lock-up agreement or permit Celebrity Cruise Lines to enter into any definitive merger or other agreement, or to take any other actions (such as entering into "no-shop", break-up fee or similar arrangements) that would adversely affect your ability to receive the maximum value for your Celebrity shares.

As we have previously indicated we are willing to work with you and Celebrity on an expedited basis to perform due diligence, to finalize our proposal, and to achieve a definitive acquisition agreement on customary terms and conditions (including regulatory approvals). In this connection, you may contact me at 305/(Phone Number).

We hope that you will give this matter prompt and serious consideration. Because of the attractiveness of our offer and our interest in Celebrity Cruise Lines, we will explore all available options if we are not permitted to participate in the sale process.

Sincerely,

/s/ Micky Arison

Micky Arison
Chairman of the Board

MA/dab